CERTIFICATE OF CORRECTION OF
                           CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION

                                       OF

                           SAN FABIAN RESOURCES, INC.


1.   The  present  name  of  the   corporation   (herein   referred  to  as  the
     "corporation") is:

                           SAN FABIAN RESOURCES, INC.

2. The corporation's Certificate of Incorporation was filed with the Office of the Secretary of State on May 16, 1997 and a Certificate of Amendment of the Certificate of Incorporation was filed with the Office of the Secretary of State on October 27, 1999.

3. The aforementioned Certificate of Amendment amended Article FOURTH of the Certificate of Incorporation by changing the par value of the Common Stock and setting forth the requisite provisions to effect a conversion and split of the outstanding shares of the corporation's Common Stock. The Certificate of Amendment was defective as it set forth an incorrect number of shares of issued and outstanding Common Stock which would result after the conversion and split of the outstanding shares of the corporation's Common Stock.

4. Article FOURTH of the Certificate of Incorporation is therefore hereby corrected by deleting from the first sentence of Subsection 2 thereof the phrase "with the result that the Corporation shall have 20,780,875 shares of issued and outstanding Common Stock".


     IN WITNESS WHEREOF, the undersigned, being an authorized officer of the corporation, has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury, this 18th day of November, 1999.


                                           SAN FABIAN RESOURCES, INC.



                                           BY: /s/ Michael Seifert
                                               -----------------------
                                               Michael Seifert
                                               President